Exhibit 99.1

March 31, 2023

Board of Directors

Wytec International, Inc.

19206 Huebner Road, Suite 202

San Antonio, Texas 78258

Re:      Resignation as a Director of Wytec International, Inc.

Board Members:

I hereby tender my voluntary resignation as a director of Wytec International, Inc. (the “Company”), as a member and chairman of the audit committee of the Company, as a member of the compensation committee of the Company, and as a member of the corporate governance and nominating committee of the Company, effective on the date hereof, for personal reasons.

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, board of directors or any committee of the board of directors.

Sincerely,

/s/ Robert Cook